Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

inTEST Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule or Instruction	Amount Registered	Proposed Maximum Aggregate Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.01 per share	457(c) and 457(h)	500,000(1)	$9.14(2)	$4,570,000	.0000927	$423.64(3)
Total Offering Amounts					$4,570,000	–	$423.64
Total Fee Offsets							–
Net Fee Due							$423.64

(1)

Represents the additional shares of common stock reserved for issuance under the inTEST Corporation Fourth Amended and Restated 2014 Stock Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of shares of common stock which may be issued by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares or similar transactions.

(2)

Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act, solely for the purpose of calculating the registration fee. The price of $9.14 per share represents the average of the high and low sales prices of the common stock as reported on NYSE American on August 5, 2022.

(3)

Pursuant to General Instruction E to Form S-8, a filing fee is being paid only with respect to the registration of additional shares of common stock being registered pursuant to the Plan. Registration statements on Form S-8 have been filed previously on August 5, 2014 (File No. 333-197858), August 13, 2018 (File No. 333-226815) and August 15, 2019 (File No. 333-233297), respectively, covering an aggregate of 2,000,000 shares of common stock reserved for issuance pursuant to the Plan.